PRICING SUPPLEMENT NO. 44 DATED                            Filed Pursuant to
MARCH 8, 2001 TO PROSPECTUS DATED                          Rule 424(b)(5)
NOVEMBER 9, 2000, AS AMENDED BY PROSPECTUS                 File No. 333-47464
SUPPLEMENT DATED DECEMBER 15, 2000


                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series F
                   Due 9 Months to 25 Years from date of issue

     Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000.

Aggregate Principal Amount:                 $ 4,097,000.00
Original Issue Date (Settlement Date):      March 13, 2001
Stated Maturity Date:                       February 15, 2008
Issue Price to Public:                      100.00% of Principal Amount
Interest Rate:                              8.000% Per Annum
Interest Payment Dates:                     April 15 and Monthly Thereafter
                                            Commencing April 15, 2001

Survivor's Option:                          [ X ] Yes           [  ] No
Optional Redemption:                        [ X ] Yes           [  ] No

Initial Redemption Date:                    February 15, 2003
Redemption Price:                           Initially 101% of Principal
                                            Amount and 100% after the first
                                            anniversary of the Initial
                                            Redemption Date.

                                            Principal Amount of Notes
        Agent                               Solicited by Each Agent

First of Michigan Corporation               $   420,000.00
Prudential Securities Incorporated          $ 2,294,000.00
J.J.B. Hilliard, W.L. Lyons, Inc            $   298,000.00
Raymond James & Associates, Inc             $   560,000.00
J.W. Korth & Company                        $   525,000.00
        Total                               $ 4,097,000.00


                                            Per Note Sold by
                                            Agents To Public        Total

Issue Price:                                $     1,000.00      $ 4,097,000.00
Agent's Discount or Commission:             $         7.00      $    28,679.00
Maximum Dealer's Discount or
  Selling Concession:                       $        21.00      $    86,037.00
Proceeds to the Company:                    $       972.00      $ 3,982,284.00

CUSIP Number:  12589SAW2